Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of our report (which contains an explanatory paragraph relating to the ability of VirnetX Holding Corporation to continue as a going concern as described in Note 1 to the financial statements) dated March 31, 2009, relating to the financial statements of VirnetX Holding Corporation as of December 31, 2008 and 2007, for the years then ended and the period from August 2, 2005, (date of inception) to December 31, 2008, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Farber Hass Hurley LLP
Granada Hills, CA
September 24, 2009